UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 17, 2007

Along Mobile Technologies, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	000-12423	94-2906927
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

No. 88, 9th Floor, Western Part of the 2nd South Ring Road, Xi’an City, Shaanxi Province, PRC (Address of principal executive offices)	710065 (Zip code)

Registrant’s telephone number, including area code: 011-86-29-88360097

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 17, 2007, by unanimous written consent, an agreement for Cornerstone A-Side Management Liability (“Insurance Policy”) was entered into by and between the Registrant and XL Specialty Insurance Company (the “Insurer”). The Insurance Policy is to run for the period of May 17, 2007 to May 17, 2008. The limit of liability is $5,000,000.00 USD per policy period, which includes defense expenses. The insurance premium is $45,000.00, due on June 17, 2007.

A copy of the Cornerstone A-Side Management Liability Binder is attached hereto as Exhibit 10.1.

The purpose of the Insurance Policy is to provide protection for the directors and officers of the Registrant (the “Insured”) when other insurance or indemnification is not available. Pursuant to the terms of the Insurance Policy, the Insurer will pay on behalf of the Insured losses resulting from a claim first made against the Insured during the policy period, except to the extent that the claim is brought by, or on behalf of, or at the direction of, the Registrant, for any intentional dishonest, fraudulent or criminal act or omission or any willful violation of any statute, rule or law. The Insurer shall not be liable to make payment for loss in connection with any claim for actual or alleged bodily injury, sickness, mental anguish, emotional distress, defamation, slander, libel disease or death of person, or damage or destruction of tangible property, provided that the claim is not brought by a shareholder or as a derivative action. Moreover, the coverage of the Insurance Policy shall be specifically excess over, and shall not contribute to any indemnification and advancement to which the Insured may be entitled from any source, or any insurance program maintained by the Registrant or other outside entity.

A copy of the Cornerstone A-Side Management Liability Insurance Coverage Form is attached hereto as Exhibit 10.2

Item 8.01  Other Events

On June 11, 2007, by unanimous written consent, the Registrant appointed Jimmy Chi-hoi Cheung as an independent director on their Board of Directors. The Board of Directors now consists of seven people. Mr. Cheung will serve as the third independent director on the Audit Committee and the Compensation Committee.

Mr. Cheung is a Certified Public Accountant who joined Price Waterhouse Coopers in 1975 and qualified with The Chartered Association of Certified Accountants in 1978. He was admitted as a member of The Hong Kong Institute of Certified Public Accountants (previously Hong Kong Society of Accountants) the following year. In 1986 he became a member of The Taxation Institute of Hong Kong.

In 1986, Mr. Cheung left Price Waterhouse Coopers to set up his own firm, Jimmy C. H. Cheung & Co. Outside of accounting, Jimmy is an active member of Rotary Club and served as District Secretary of Rotary International, District 3450 Hong, Macau and Mongolia in 1995.

Upon his appointment, Mr. Cheung signed a Director and Officer Indemnification Agreement. Pursuant to the terms of this Agreement, Along Mobile agrees to indemnify its officers and directors (“Indemnitee”) to the fullest extent permitted by Nevada Law except when: (1) it is expressly prohibited by Nevada Law; (2) Indemnitee is paid through an insurance policy or other indemnification agreement; (3) Indemnitee has initiated a proceeding without the authorization of the Corporation; (4) Indemnitee has settled a proceeding without the consent of the Corporation; (5) the Corporation initiates an action against the Indemnitee; and (6) when the Indemnitee has acted with intentional misconduct, fraud, gross negligence, or a knowing violation of the law.

A signed copy of the Director and Officer Indemnification Agreement is attached hereto as Exhibit 99.1.

Mr. Cheung also signed an Independent Director Agreement. The term of the agreement will commence on the date the agreement is executed and will continue until his removal or resignation. The Director covenants not to utilize or disclose to any person, firm, corporation, association or other entity any confidential Registrant information. The Director shall not directly or indirectly engage in the business of another company which is competitive with Along Mobile’s current line of business. And the Director will be indemnified by the Corporation pursuant to the terms of the “Director and Officer Indemnification Agreement” referred to above. In addition, Mr. Cheung will receive $20,000 per Service Year as compensation for his services to the Registrant. The cash payments will be made in equal quarterly installments at the beginning of each quarter.

A signed copy of the Independent Director Agreement is attached hereto as Exhibit 99.2.

Exhibit No.   Description

10.1	Cornerstone A-Side Management Liability Binder

10.2	Cornerstone A-Side Management Liability Insurance Coverage Form

99.1	Director and Officer Indemnification Agreement for Jimmy Chi-hoi Cheung

99.2	Independent Director Contract for Jimmy Chi-hoi Cheung

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALONG MOBILE TECHNOLOGIES, INC.

Date: June 11, 2007	By:	/s/ Li, Jian Wei
Li, Jian Wei, President